Exhibit 99.1

Press Release

Acro Signs a Non-Binding Letter of Intent to Acquire RAY Detection Technology Group

RAY’s innovative solutions detect concealed explosives in bulk goods and cargo

New York, NY – October 16, 2007 – Acro, Inc. (OTC BB:ACRI), a developer of explosive detection solutions, today announced it has signed a non-binding letter of intent to acquire RAY Detection Technology Group (RAY) in an all-stock transaction. RAY develops and provides advanced inspection and detection systems. The parties agreed that upon the execution of a definitive agreement, Acro will provide Ray an interim financing, in accordance with an agreed working plan.

Completion of the proposed acquisition is subject to a number of conditions, including completion of definitive documentation on terms satisfactory to the parties, due diligence, and the approval of the proposed acquisition by both companies’ boards of directors.

RAY’s products are based on a proprietary technology, Discovery CERT, enabling trace automated sampling of bulk goods and cargo for the detection of explosive, chemical, and biological threats. Discovery CERT streamlines high-volume screening in airports, seaports, rail stations, border crossings, and government buildings, among others, allowing rapid inspection of goods, ranging from a single bag to an entire cargo pallet. RAY’s systems have performed successfully during real-time airport testing, conducted by aviation, airport security, and anti-terror authorities of the US and Israel governments, with collaborative participation by European security agencies.

Acro’s current flagship product is ACRO-P.E.T., a pen-like peroxide explosive tester for the detection of improvised explosives. The company recently signed an agreement with LSRI – Life Science Research Israel Ltd., a subsidiary of IIBR – Israel Institute for Biological Research, to incorporate IIBR’s long-proven technology into Acro’s pen-like device, allowing the detection of commercial and military explosives.

About RAY Detection Technology Group

RAY Detection Technology Group is an Israel-based company, developing and providing advanced technology solutions for screening cargo, mail and luggage. RAY’s innovative solutions enable automated sampling of bulk goods and cargo, detecting explosive, chemical, and biological threats.

About Acro, Inc.

Acro, Inc. develops explosives detection technologies. The company has developed a unique patented technology for identifying peroxide-based explosives, such as TATP. Acro’s Advisory Board includes Prof. K. Barry Sharpless, winner of the 2001 Nobel Prize for Chemistry, and Prof. Richard A. Lerner, President and CEO of The Scripps Research Institute, considered one of the world’s most influential scientific institutes. For more information about Acro, visit www.acrosec.com.

Forward Looking Statement

This press release contains forward-looking statements concerning our marketing and operations plans. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These statements involve a number of risks and uncertainties, including, but not limited to the abilities of the parties to complete a definitive documentation on terms satisfactory to the parties and consummate the transaction, satisfaction of due diligence process, approval of the proposed acquisition by both companies’ boards of directors, and our abilities to raise additional funds. Acro does not undertake any obligation to update forward-looking statements made herein.

Media contact:
David Kanaan
Kanaan Public Relations
Tel: +972-3-540-8188
E-mail:david@kanaan.co.il

Investor contact:
Morgen Scott
Innercomm - IRG
Tel: +1-800-305-1161
E-mail: mscott@innercomm.com